ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20080539262-57 Filing Date and Time 08/11/2008 6:18 AM Entity Number C12576-1997

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 After Issuance of Stock)

1.  Name of corporation:
Columbia River Resources Inc.
2.  The articles have been amended as follows (provide article numbers, if available):
ARTICLE I	The name of the corporation is Traxxec Inc., a Nevada corporation.

ARTICLE II	The amount of total authorized capital stock which the corporation shall have the authority to issue is 500,000,000 shares of common stock, each with $0.001 par value.

3.  The vote by which the stockholders holding shares In the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  ______________________________

4.   Effective date of filing (optional):_______________________________________________
                                         (must be no later than 90 days after the certificate is filed)

5.   Signature (required): /s/ Amy Scopes

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power at each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.